Exhibit 99

FOR IMMEDIATE RELEASE

TARGET CORPORATION REPORTS DECEMBER SALES RESULTS

MINNEAPOLIS, January 7, 2010 — Target Corporation (NYSE:TGT) today reported that its net retail sales for the five weeks ended January 2, 2010 were $9,741 million, an increase of 5.0 percent from $9,280 million for the five weeks ended January 3, 2009. On this same basis, December comparable-store sales increased 1.8 percent.

“December comparable-store sales were much better than expected, as stronger-than-anticipated guest traffic throughout the month drove sales growth in a broad array of merchandise categories, including apparel, electronics, toys, food, and health and beauty,” said Gregg Steinhafel, chairman, president and chief executive officer of Target Corporation. “These sales results underscore our guests’ continued confidence in Target’s strategy and position us to generate stronger-than-expected fourth quarter profit in our Retail Segment. Consistent with prior guidance, we expect Credit Card segment profitability to be somewhat lower than in recent quarters due to normal seasonality. In light of these expectations, we believe that our fourth quarter earnings per share will meet or exceed the current median First Call estimate of $1.11.”

	Sales	Total Sales	Comparable Stores % Change
	(millions)	% Change	This Year	Last Year
December	$9,741	5.0	1.8	(4.1)

Quarter-to-date	$15,430	3.7	0.6	(6.6)

Year-to-date	$59,147	0.7	(2.7)	(2.9)

Target’s current sales disclosure practice includes a sales recording on the day of the monthly sales release. Consistent with this practice, a new message was recorded earlier today. The next sales recording is expected to be issued on Thursday, February 4, 2010. These recordings may be accessed by calling 612-761-6500.

The statements on fourth quarter segment profit and earnings per share are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements speak only as of the date they are made and are subject to risks and uncertainties which could cause the company’s actual results to differ materially.  The most important risks and uncertainties are described in Item 1A of the company’s Form 10-K for the fiscal year ended January 31, 2009.

Target Corporation’s retail segment includes large general merchandise and food discount stores and Target.com, a fully integrated on-line business. In addition, the company operates a credit card segment that offers branded proprietary and Visa credit card products. The company currently operates 1,744 Target stores in 49 states.

Target Corporation news releases are available at www.target.com.

Contact:	John Hulbert (Investors)	Eric Hausman (Financial Media)
	(612) 761-6627	(612) 761-2054

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